UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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☒	Definitive Proxy Statement
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EMMAUS LIFE SCIENCES, INC.
(Name of Registrant as Specified in its Charter)
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EMMAUS LIFE SCIENCES, INC.
21250 Hawthorne Blvd., Suite 800
Torrance, California 90503
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Virtually on December 8, 2022
Dear Stockholder:
Emmaus Life Sciences, Inc., a Delaware corporation, will hold its 2022 annual meeting of stockholders on December 8, 2022, at 2:00 p.m. (Pacific time), for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect the five nominees named in this proxy statement to our Board of Directors, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or their earlier death, resignation, disqualification or removal;

2.
To approve an amendment to our restated certificate of incorporation to authorize our Board of Directors in its discretion to effect a reverse stock split of the outstanding shares of our common stock within one year following the annual meeting at a ratio of between 1-for-5 and 1-for-8;

3.	To ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	To transact such other business as may properly come before the Annual Meeting, or any postponement or adjournment thereof by or at the direction of our Board of Directors.
The meeting will be a completely virtual meeting of stockholders. You can attend the meeting by visiting https://www.virtualshareholdermeeting.com/EMMA2022 and entering the 16-digit control number included on the accompanying proxy card, where you will be able to listen to the meeting live, submit questions, view the stockholder list, and vote online. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. Instructions for attending the annual meeting and voting your shares are included in the accompanying proxy statement. Our board of directors has fixed the close of business on October 19, 2022, as the record date for the annual meeting. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the annual meeting.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares by following the voting instructions contained in the proxy statement. We look forward to your participation.
Sincerely yours,

Yutaka Niihara, M.D., M.P.H.
Chairman and Chief Executive Officer
Emmaus Life Sciences, Inc.
October 31, 2022

EMMAUS LIFE SCIENCES, INC.
21250 Hawthorne Blvd., Suite 800
Torrance, California 90503
310-214-0065
PROXY STATEMENT
Emmaus Life Sciences, Inc., a Delaware corporation (“Emmaus,” “we,” “us,” “our,” or the “company”), will hold its 2022 annual meeting of stockholders (the “Annual Meeting”) virtually on December 8, 2022, at 2:00 p.m. (Pacific time). You can attend the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/EMMA2022 and entering the 16-digit control number included on your proxy card, where you will be able to listen to the meeting live, view the stockholder list, submit questions and vote online. Because the Annual Meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend in person. Additional information about the Annual Meeting, including how to submit questions and what to do if you encounter technical problems accessing the meeting, can be found below under “Virtually Attending the Annual Meeting.”
Annual Meeting Agenda
The Annual Meeting is being held for the following purposes, which are sometimes referred to herein as “Proposals”:
1.
To elect the five nominees named in this proxy statement to our Board of Directors, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or their earlier death, resignation, disqualification or removal;

2.
To approve an amendment to our restated certificate of incorporation to authorize our Board of Directors in its discretion to effect a reverse stock split of the outstanding shares of our common stock within one year following the Annual Meeting at a ratio of between 1-for-5 and 1-for-8;

3.	To ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof by or at the direction of our Board of Directors.
Delivery of Proxy Materials
This proxy statement, the accompanying proxy card and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) are first being mailed to stockholders on or about November 1, 2022. Copies of this proxy statement, the accompanying proxy card, our stockholder list and our Annual Report are available online at https://www.virtualshareholdermeeting.com/EMMA2022.
Record Date; Shares Outstanding and Entitled to Vote
Our Board of Directors has fixed October 19, 2022 as the record date (the “Record Date”) for the determination of holders of our common stock entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, we had 49,558,501 shares of common stock issued and outstanding.
Each stockholder of record as of the Record Date is entitled to cast one vote with respect to each of the director-nominees and each of the other Proposals for each share of common stock held on the Record Date.
Virtually Attending the Annual Meeting
You will be able to attend the Annual Meeting online, submit your questions and vote your shares electronically by visiting https://www.virtualshareholdermeeting.com/EMMA2022. Because the Annual Meeting is completely virtual and being conducted via the internet, stockholders will not be able to attend in person. However, we have designed the Annual Meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card. The Annual Meeting webcast will begin promptly at 2:00 p.m. (Pacific time). We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 1:45 p.m. (Pacific time), and you should allow ample time for the check-in procedures.

You may submit questions at the Annual Meeting through any of the following methods:
•
Prior to the Annual Meeting, by logging on to www.proxyvote.com using the 16-digit control number included on your proxy card or accessing the site via their email, clicking the “Submit a Question for Management” field on the right-hand side of the page, and selecting the “Submit Question” button. A pop-up window will appear where you may type your question in the text box, optionally select a topic from the drop-down box and fill in their details. Once done, click “Submit” to submit your question, after which a confirmation message will be displayed.

•
By live text during the Annual Meeting, by accessing the meeting website above using the 16-digit control number included on your proxy card. You can then submit a live text question by typing in the “Ask a Question” box.

Instructions on how to attend and participate virtually, including how to demonstrate proof of stock ownership, are posted at the Annual Meeting website above. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the number provided on the Annual Meeting website, and we will have technicians ready to assist you.
How to Vote Your Shares
If you were a stockholder of record on the Record Date you may vote at the Annual Meeting by the following means:
•
Before the Annual Meeting via the Internet. Go to the website indicated on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number on the proxy card. Your electronic proxy card must be completed by 11:59 p.m. (Eastern time) on December7, 2022, for your shares to be voted at the Annual Meeting.

•
During the Annual Meeting. Access the Annual Meeting and vote online at https://www.virtualshareholdermeeting.com/EMMA2022. You may vote online at the Annual Meeting even if you have already submitted a proxy card or electronic proxy card.

•
Vote by Phone 1-800-690-6903. Use any touch tone telephone to transmit your voting instructions up until 11:59 p.m. (Eastern time) on December 7, 2022. Have your proxy card in hand when you call and then follow the instructions.

•
Vote by Mail Using the Enclosed Proxy Card. Simply mark, sign and date the enclosed proxy card and return it promptly in the postage-paid envelope provided or by facsimile as instructed on the proxy card

All properly executed proxy cards and properly completed electronic proxy cards that have not been revoked as described below will be voted at the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions contained in the proxy card. If a stockholder executes and returns a proxy card or completes an electronic proxy card and does not specify otherwise, the shares represented by the proxy card will be voted “FOR” the election as directors of the five nominees identified herein and “FOR” Proposals Nos. 2 and 3, and in the proxy holders’ discretion with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
If your shares of common stock are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that card for instructing your broker to vote your shares at the Annual Meeting. If you do not give instructions to your broker, your broker can vote your shares with respect to any “discretionary” matters only but not with respect to “non-discretionary” items as described under “Abstentions and Broker Non-Votes,” below.
YOUR VOTE IS VERY IMPORTANT. You should return your proxy card by mail or complete an electronic proxy card via the Internet even if you plan to access the Annual Meeting and vote online.
Revoking Your Proxy
Any proxy given may be revoked at any time before it is voted at the Annual Meeting by notifying the Corporate Secretary of the company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by accessing the Annual Meeting and voting online. Any written notice of revocation should be sent to Emmaus Life Sciences, Inc., 21250 Hawthorne Blvd., Suite 800, Torrance, California 90503, Attention: Corporate Secretary, in time that it is received not later than December 7, 2022. If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or other nominee or by attending the Annual Meeting and voting via the Internet during the Annual Meeting.
Absence of Specific Voting Instruction; Additional Matters That May Come Before Annual Meeting
If a quorum is established at the Annual Meeting, all shares of our common stock represented by properly executed proxies that are not revoked will be voted in accordance with the instructions, if any, given in those proxies. With respect to registered stockholders, proxy cards that are signed and returned without specifying a vote or an abstention on any Proposal specified in the proxy card will be voted according to the recommendations of our Board of Directors on such Proposals, which recommendations are in favor of each of the Proposals, and will be voted, in the proxy holders’ discretion, upon such other matter or matters that may properly come before the Annual Meeting and any postponement or adjournment thereof. As of the date of this proxy statement, we know of no business other than the Proposals that will be presented for action at the Annual Meeting. All proxy cards, whether received prior to or after the original date of the Annual Meeting, will be valid as to any postponement or adjournment of the Annual Meeting.
Abstentions and Broker Non-Votes
An “abstention” is the voluntary act of not voting by a stockholder who is present at the Annual Meeting and entitled to vote.
If applicable, a “broker non-vote” occurs when a nominee (typically a broker or bank) holding shares for a beneficial owner, that is, in “street name,” does not vote on a particular Proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares with respect to that Proposal. Brokers generally have discretionary authority to vote without specific instructions from their customers on routine matters only. Proposals are deemed to be routine or non-routine matters based on the rules of the various regional and national exchanges of which your broker is a member. On any non-routine matter for which you do not give your broker instructions to vote your shares, your shares will be treated as broker non-votes and will be deemed to be not entitled to vote on the matter.
Proposal 2, to approve an amendment to our restated certificate of incorporation, and Proposal 3, to ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm, are expected to be considered routine matters. Proposal 1, the election of directors, is expected to be considered a non-routine matter on which brokers will not have discretionary authority to vote.
For a discussion of the effect of abstentions and broker non-votes on the outcome of the vote on each Proposal, please refer to the discussion of each Proposal.
Quorum
A majority of the shares of our common stock entitled to be voted at the Annual Meeting must be present in person or by proxy for a quorum to be present and for any action to be taken at the Annual Meeting. If you submit a properly executed proxy, regardless of whether you abstain from voting on one or more Proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes also will be treated as present and entitled to vote for purposes of determining the presence of a quorum. If a quorum is not present at the time of the Annual Meeting, we expect that the Annual Meeting will be adjourned to allow for the solicitation of additional proxies.
Solicitation of Proxies
The company will pay for all costs incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from our stockholders in person or by telephone, facsimile, e-mail, or other electronic means without additional compensation other than reimbursement for any expenses they may incur. If applicable, arrangements also will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of the proxy materials to the beneficial owners of shares held of record by them, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. We also may determine to retain a proxy solicitor to assist in soliciting proxies for a fee that we estimate would not exceed $25,000 plus reimbursement of certain expenses.

Appraisal Rights
Stockholders will not have any statutory or other dissenters’ or appraisal rights in connection with any of the Proposals to be voted on at the Annual Meeting.
Interest of Executive Officers and Directors
None of the company’s executive officers or directors has any personal interest in any of the Proposals to be acted upon at the Annual Meeting, except executive officers and directors named as nominees for election to our Board of.
If You Receive More Than One Proxy Card
If you receive more than one proxy card, it means you hold shares that are registered in more than one account. To ensure that all your shares are voted, please mark your votes and date, sign, and return each proxy card or complete an electronic proxy card online via the Internet as instructed on each proxy card.
Householding Information
The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries (e.g., brokers, banks, and other nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of such documents addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.
If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of the proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive separate proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker or bank if your shares are held in street name.
Voting Results of the Annual Meeting
We will announce the preliminary voting results at the Annual Meeting and publish the final results in a Current Report on Form 8-K to be filed with the SEC no later than December 14, 2022. A copy of the Form 8-K will be available on our website at http://www.emmausmedical.com. You can also get a copy of the Form 8-K, as well as other reports we file with the SEC, through the Internet site maintained by the SEC at http://www.sec.gov.
Stockholder Proposals and Recommendations
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than 120 days before the date of this proxy statement, or July 4, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 regarding the inclusion of stockholder proposals in issuer proxy materials. Proposals should be addressed to:
Emmaus Life Sciences, Inc.
Attention: Corporate Secretary
21250 Hawthorne Blvd., Suite 800
Torrance, California 90503
Stockholders may recommend to the Governance and Nominations Committee nominees for election to our Board of Directors by complying with the procedures set forth in the Governance and Nominations Committee Charter, which require, among other things, that such nomination be in writing, contain specified information regarding the nominee and be received by the company by the deadline for submitting stockholder proposals referred to above.

If you would like to recommend the nomination of someone for election to our Board of Directors at our 2023 annual meeting, please review the Governance and Nominations Committee Charter, which is available on the company’s website at www.emmausmedical.com. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance — Stockholder Recommendations” in this proxy statement.

PROPOSAL 1 — ELECTION OF DIRECTORS
The company’s amended and restated by-laws provide that our Board of Directors will consist of such number of directors as our stockholders or Board of Directors may determine. Our current Board of Directors consists of five directors.
At the Annual Meeting, our stockholders will vote on the election of five directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or their earlier death, resignation, disqualification or removal. Our Board of Directors has nominated Yutaka Niihara, M.D., M.P.H., Willis C. Lee, Wei Peu Derek Zen, Seah H. Lim, M.D., Ph.D., and Ian Zwicker for election as directors at the Annual Meeting.
The director nominees currently serve as directors of the company and have indicated their willingness and ability to serve as directors. If any nominee becomes unwilling or unable to serve, your proxy will be voted for an alternative nominee of our present Board of Directors. You can find information about the nominees in the “Board of Directors and Executive Officers” section, below.
Vote Required
You may vote your shares in favor of any or all the nominees or you may withhold your vote as to any or all the nominees. The affirmative vote of a plurality of votes cast with respect to the election of directors is required for the nominees’ election. In other words, the five nominees receiving the highest number of affirmative votes cast with respect to the election of directors will be elected. Stockholders have no right to cumulate their votes in the election of directors. Unless otherwise instructed thereon, properly executed proxy cards and electronic proxy cards returned or completed in a timely manner will be voted “FOR” election of the five nominees named above. Votes withheld and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal 1.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

PROPOSAL 2 — APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE OF
INCORPORATION TO AUTHORIZE A REVERSE STOCK SPLIT
General
Our Board of Directors has adopted, approved, declared advisable and recommended that our stockholders approve, an amendment to our restated certificate of incorporation to authorize our Board of Directors to effect a reverse stock split of the outstanding shares of our common stock at any time within one year following the Annual Meeting at a ratio of between 1-for-5 and 1-for-8 (the “reverse stock split”), with the decision whether to proceed with the reverse stock split, the effective time of the reverse stock split, and the ratio of the reverse stock split to be determined by our Board of Directors in its discretion and publicly announced by us.
If the stockholders approve the amendment and our Board of Directors determines to implement the reverse stock split, the reverse stock split will become effective as of 12:01 a.m. (Eastern time) on a date to be determined by our Board of Directors and specified in the certificate of amendment filed with the Delaware Secretary of State. Our Board of Directors reserves the right to abandon or delay the filing of the amendment notwithstanding its approval by the stockholders, and the amendment will be abandoned if it has not become effective within one year following the Annual Meeting. A similar amendment approved by our stockholders at the 2021 Annual Meeting of Stockholders was not implemented by our Board of Directors.
Reasons for the Amendment and the Reverse Stock Split
Facilitate Listing of Common Stock on a National Stock Exchange
Our common stock was suspended from trading on The Nasdaq Capital Market on September 11, 2019, and began to be quoted on the OTCQX Tier of the OTC Markets Group, Inc. The purpose of the amendment is to facilitate the listing of our common stock on The Nasdaq Capital Market or the NYSE American by authorizing our Board of Directors to implement the reverse stock split if necessary or appropriate to increase the trading price of common stock to satisfy initial listing standards regarding minimum trading price described in greater detail below.
Our Board of Directors believes that delisting from The Nasdaq Capital Market adversely affected the trading price and liquidity of our common stock for the reasons described below under “Marketability,” as well as our ability to raise equity financing on terms acceptable to the company. For these reasons, our Board of Directors believes that listing our common stock on The Nasdaq Capital Market or the NYSE American is in the best interests of the company and our stockholders.
The Nasdaq Capital Market and the NYSE- American have established standards for initial listing of securities under which issuers must meet various listing requirements, including average daily trading volume and minimum bid price or closing price requirements. Under The Nasdaq Capital Market standards, our common stock is required to have a minimum closing price of $3 or minimum bid price of $4 over a specified number of trading days. Under the NYSE American standards, the required minimum trading price is $3 per share on an intra-day basis over a weeks-long trading period. The decrease in the number of outstanding shares and anticipated increase in the price per share of our common stock on the OTCQX resulting from the reverse stock split may be necessary to meet the applicable initial listing standard regarding the minimum trading price of our common stock.
A higher market price also may make our common stock more attractive to institutional investors and enhance our ability to raise additional capital through public or private sales of common stock securities convertible into common stock. For example, as long as our common stock is quoted on the OTCQX tier there may be significant state blue sky law restrictions on the ability of investors to sell or buy our common stock.
Marketability
Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Our Board of Directors believes that the anticipated higher market price of our common stock resulting from the reverse stock split may make it possible for institutional investors and brokerage firms with such policies and practices to invest or handle trading in our common stock, but there can be no assurance in this regard.

There is a possibility that the liquidity of the trading market for our common stock on the OTCQX, or on The Nasdaq Capital Market or the NYSE American if we are able to list our common stock, may be adversely affected by the reduction in the number of outstanding shares following the reverse stock split, particularly if the price per share of our common stock and related market capitalization do not increase in proportion to the reverse stock split ratio determined by our Board of Directors.
Our Board of Directors believes that stockholder approval of a range of possible reverse stock split ratios, as opposed to a single fixed reverse stock split ratio, will afford the Board of Directors more flexibility to achieve the purposes of the reverse stock split and, therefore, is in the best interests of the company. In determining any reverse stock split ratio, the Board of Directors (or any authorized committee of the Board of Directors) will give primary consideration to the initial listing standards of The Nasdaq Capital Market and the NYSE American regarding the minimum trading price of our common stock and may consider other factors such as:
•	historical trading prices and trading volume of our common stock;
•	the number of shares of our common stock outstanding;
•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;
•	the anticipated impact of a particular ratio on the administrative and transaction costs associated with trading in our common stock; and
•	prevailing general market and economic conditions.
Notwithstanding stockholder approval of this Proposal 2, our Board of Directors (or any authorized committee of the Board of Directors) reserves the right not to implement the reverse stock split, including if it determines in its discretion that the reverse stock split is not necessary to gain listing of our common stock on The Nasdaq Capital Market or the NYSE American or is otherwise not in the best interests of the company.
Certificate of Amendment
If Proposal 2 is approved and our Board of Directors determines to implement the reverse stock split within one year following the Annual Meeting, a new paragraph will be added following the first paragraph of Article IV, Section 4.B, of our restated certificate of incorporation as follows:
“Upon the effectiveness of the Certificate of Amendment of the Restated Certificate of Incorporation adding this paragraph (the “Effective Time”), each five (5) to eight (8) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share, without any further action by the Corporation or the holder thereof, the exact ratio within the range of between one (1) for five (5) and one (1) for eight (8) to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation's exchange agent in lieu of such fractional share interests, upon receipt by the Corporation's exchange agent of any required transmittal letter properly completed and duly executed by the stockholder, and, where shares are held in certificated form, the surrender of the stockholder's Old Certificates (as defined below), in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing price (as adjusted to reflect the Reverse Stock Split) of our common stock as reported on the OTCQX or The Nasdaq Capital Market or NYSE American, as applicable, during the ten consecutive trading days ending on the second trading day immediately prior to the effective date of the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”
The full text of the certificate of amendment to our restated certificate of incorporation is set forth as Annex A to this proxy statement.

Principal Effects of the Reverse Stock Split
If implemented, the reverse stock split will affect all outstanding shares of our common stock, options and warrants to purchase shares of our common stock and convertible promissory notes, as well as the number of shares of common stock available for awards under our 2021 Stock Incentive Plan. The reverse stock split is expected to affect holders of common stock, options, warrants and convertible promissory notes uniformly, so each holder would hold or have the right to acquire the same percentage of our common stock immediately following the reverse stock split as immediately prior to the reverse stock split, except for immaterial adjustments that may result from the elimination of fractional shares as described below.
The reverse stock split will not affect the number of authorized shares of our common stock or preferred stock, and the issued shares of our common stock that are no longer outstanding as a result of the reverse stock split – that is, the number of shares equal to the difference between the shares outstanding immediately before and after the reverse stock split – will become treasury shares and be deemed to be issued, but not outstanding.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If the proposed amendment to our restated certificate of incorporation is approved at the Annual Meeting and our Board of Directors determines to implement the reverse stock split, the reverse stock split will become effective as of 12:01 a.m. (Eastern time) on the date specified in the certificate of amendment as filed with the office of the Secretary of State of the State of Delaware, which is referred to as the “effective time.” The Board of Directors will determine the exact timing of the filing of the certificate of amendment based on its evaluation as to when the filing would be the most advantageous to the company and its stockholders and publicly announced in a press release. Except as described below under “Fractional Shares,” at the effective time each whole number of issued and outstanding pre-reverse stock split shares that the Board of Directors has determined will be combined automatically into one post-reverse stock split share without any action on the part of our stockholders, and each certificate which immediately prior to the effective time represented pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.
We intend to treat shares of common stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as shares held by stockholders in their names. Banks, brokers or other nominees will be instructed to reflect the reverse stock split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.
Fractional Shares
No fractional shares will be issued in connection with any reverse stock split. Stockholders of record at the effective time of the reverse stock split who otherwise would be entitled to receive fractional shares will, in lieu of a fractional share, be entitled, upon surrender to our transfer agent of certificates representing such pre-reverse stock split shares, to a cash payment equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing price (as adjusted to reflect the reverse stock split) of our common stock as reported on the OTCQB or The Nasdaq Capital Market or NYSE American, as applicable, during the ten consecutive trading days ending on the second trading day immediately prior to the effective date of the reverse stock split.

Risks Associated with the Reverse Stock Split
We cannot predict whether the reverse stock split will result in an increase in the market price for our common stock over an extended period. The history of trading following similar reverse stock splits is varied, and the market price of our common stock will be based on our performance and other factors unrelated to the number of shares outstanding. There are other risks associated with the reverse stock split, if implemented, including:
•
Even if we meet the initial listing standard regarding the minimum trading price of our common stock, we may be unable to meet the other initial listing standard of The Nasdaq Capital Market or the NYSE American. If we gain listing on The Nasdaq Capital Market or the NYSE American, the market price of our common stock may not remain above the minimum bid price per share for continued listing on The Nasdaq Capital Market and the NYSE American, or we may fail to meet the other requirements for continued listing such as minimum market capitalization or timely filing of our SEC reports, resulting in the delisting of our common stock. For this and the other reasons discussed below, there can be no assurance that the reverse stock split, if implemented, will achieve its intended benefits.

•
Although the Board of Directors believes that a higher stock price resulting from the reverse stock split may help generate the interest of potential new potential investors in our common stock, the resulting share price may be insufficient to satisfy the investing guidelines of institutional investors or investment funds. Further, other factors such as our financial results, market conditions and the market perception of our business and prospects may adversely affect the interest of potential new investors. If so, the liquidity of trading in our common stock may not improve following the reverse stock split.

•
The reverse stock split could be viewed negatively by the market and other factors such as those described above may adversely affect the market price of our common stock. Consequently, the market price per post-reverse stock split share may not increase directly in proportion to the percentage reduction in the number of shares of our common stock outstanding before the reverse stock split. If not, the market capitalization of our common stock after the reverse stock split may be lower than the market capitalization before the reverse stock split, which may prevent us from meeting the initial or continued listing standards of The NASDAQ Capital Market or the NYSE American regarding minimum market capitalization.

•
The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of multiples of 100 shares. Additionally, any reduction in brokerage commissions resulting from the reverse stock split as discussed above may be offset, in whole or in part, by increased brokerage commissions relating to sales of odd lots created by the reverse stock split.

Potential Anti-Takeover Effect
The reverse stock split will not affect our authorized shares of common stock, so the reverse stock split, if implemented, would increase the proportion of unissued authorized shares to issued shares, which could be considered to have an anti-takeover effect by permitting issuances of additional shares that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the company with another company. Proposal 2, however, is not being proposed in response to any effort of which the company is aware to accumulate shares of our common stock or obtain control of the company, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors or stockholders. Other than the reverse stock split, our Board of Directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of the company.
No Dissenters' Appraisal Rights
Under the Delaware General Corporation Law, stockholders are not entitled to dissenters' appraisal rights with respect to the reverse stock split and will not be afforded such rights.
Federal Income Tax Consequences
The following is a summary of certain material federal income tax consequences of the reverse stock split to a U.S. Holder (as defined below) but does not purport to be a complete discussion of all the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences or the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split and the post-reverse stock split shares are or will be held as a “capital asset,” as defined in the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. We cannot assure stockholders that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described in this proxy statement, and we have not obtained, nor do we intend to obtain a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the reverse stock split of our common stock. Accordingly, each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds pre-reverse stock split shares of our common stock or will hold post-reverse stock split shares of our shares of common stock, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partners in partnerships holding our common stock are urged to consult their own tax advisors about the U.S. federal income tax consequences of the reverse stock split.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as one of the following: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.
We expect the proposed reverse stock split to be treated as a “recapitalization” for U.S. federal income tax purposes, and the foregoing discussion assumes that this tax treatment is respected by the IRS and all other applicable taxing authorities. Therefore, except as described below with respect to cash received in lieu of a fractional share, no gain or loss would generally be recognized by a U.S. Holder upon the deemed exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares would be the same as the U.S. Holder’s aggregate tax basis in the pre-reverse stock split shares (excluding the portion of the tax basis allocable to any fractional shares). The U.S. Holder’s holding period for the post-reverse stock split shares would include the period during which the U.S. Holder held pre-reverse stock split shares. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares surrendered to the shares received pursuant to the reverse stock split. U.S. Holders that hold shares of common stock with differing bases or holding periods should consult their respective tax advisors in this regard.
A U.S. Holder that receives cash in lieu of a fractional share of common stock would generally be treated as if such U.S. holder received the fractional share in the reverse stock split and then received the cash in redemption of the fractional share. The deemed redemption generally results in capital gain or loss equal to the difference between the amount of cash received and the portion of the U.S. Holder’s tax basis in its common stock that is allocable to the fractional share. Such capital gain or loss is generally long-term capital gain or loss if the U.S. Holder’s holding period in its common stock surrendered exceeded one year at the effective time of the reverse stock split. The deductibility of capital losses is subject to limitations.
U.S. Information Reporting and Backup Withholding Tax
U.S. Holders may be subject to information reporting with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split unless such U.S. holder can establish an exemption. In addition, U.S. Holders may be subject to backup withholding (at the current applicable rate of 24%) on the payment of cash if they fail to provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Vote Required
You may vote for or against Proposal 2 or abstain from voting. Proposal 2 and the amendment to our restated certificate of incorporation will be approved if Proposal 2 receives the affirmative vote of a majority of the outstanding shares of our common stock. Unless otherwise instructed thereon, properly executed proxy cards and electronic proxy cards returned or completed in a timely manner will be voted “FOR” Proposal 2. Abstentions will have the same effect as a vote against Proposal 2. We anticipate that there will be no broker non-votes as brokers are expected to be entitled to vote in their discretion on this Proposal. However, should broker non-votes occur, they will have the same effect as a vote against Proposal 2.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION
TO AUTHORIZE THE REVERSE STOCK SPLIT

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Our stockholders will be asked at the Annual Meeting to ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Stockholder ratification of the appointment of our independent registered public accounting firm is not required by our amended and restated by-laws or otherwise. Our Board of Directors is submitting the appointment of Baker Tilly US, LLP for ratification by our stockholders as a matter of good corporate practice and to facilitate the presence of a quorum for the Annual Meeting. If our stockholders fail to ratify the appointment of Baker Tilly US, LLP, the Audit Committee of our Board of Directors may reconsider their appointment. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change is in the best interests of our company and our stockholders.
We expect representatives of Baker Tilly US, LLP to be present at the Annual Meeting and to have an opportunity to make a statement if they so choose and to be available to respond to appropriate questions.
Independent Registered Public Accounting Firm’s Fees and Services
The table below sets forth the aggregate fees billed for professional services rendered by Baker Tilly US, LLP for the fiscal years ended December 31, 2021 and 2020:
Services Rendered	2021	2020
Audit Fees(1)	$217,500	$377,810
Audit–Related Fees		—
Tax Fees		—
All Other Fees		—
Total	$217,500	$377,810
(1)
Audit Fees. This category includes fees for professional services provided in conjunction with the audit of our financial statements, review of our quarterly financial statements, review of and assistance with documents filed by us with the SEC, and consents, comfort letters and other attestation services provided in connection with statutory and other regulatory filings and engagements.

Vote Required
You may vote for or against Proposal 3 or abstain from voting. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 3 is required to ratify the appointment of Baker Tilly US, LLP. Unless otherwise instructed thereon, properly executed proxy cards and electronic proxy cards returned or completed in a timely manner will be voted “FOR” ratification of Baker Tilly US, LLP’s appointment. Abstentions will have the same effect as a vote against Proposal 3. We anticipate that there will be no broker non-votes as brokers are expected to be entitled to vote in their discretion on Proposal 3. However, should broker non-votes occur, they will have no effect on the outcome of the vote on Proposal 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF BAKER TILLY US, LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Information Concerning Directors and Director Nominees
Each of the persons named below has been nominated for election as a director of the company at the Annual Meeting. Each of the nominees currently serves as directors of the company.
Name	Age	Position
Yutaka Niihara, M.D., M.P.H.	63	Chairman of the Board and Chief Executive Officer
Willis C. Lee.	62	Director and Chief Operating Officer
Wei Peu Derek Zen(1)	70	Director
Seah H. Lim, M.D., Ph.D	64	Director
Ian Zwicker(2)	75	Director
(1)	Mr. Zen is currently the sole member of the Governance and Nominations Committee.
(2)	Mr. Zwicker is currently the sole member of the Audit Committee.
Our amended and restated by-laws provide that each director elected or appointed to our Board of Directors is to hold office until the next Annual Meeting of stockholders following such election or appointment and until the director’s successor is elected and qualified or until his earlier death, resignation, disqualification or removal. Our amended and restated by-laws provide that vacancies on our Board of Directors, including those resulting from an increase in the authorized number of directors, may be filled by vote or approval of a majority of the directors, even if less than a quorum, or by the sole remaining director.
Background of Nominees for Election to the Board
The paragraphs below set forth information about each director that includes his principal occupation and business experience during at least the past five years, the names of other publicly held companies, if any, for which he currently serves as a director or has served as a director during the past five years and the experience, qualifications, attributes or skills that led our Board of Directors to determine that the nominee should serve on our Board of Directors. With the exception of Dr. Lim and Mr. Zwicker, each of our directors and officers became a director or officer as of the completion of our merger transaction with EMI Holding, Inc., or EMI Holding, on July 17, 2019. Dr. Niihara and Mr. Lee also serve as directors and officers of one or more of our wholly owned subsidiaries.
Yutaka Niihara, M.D., M.P.H. served as Chairman and Chief Executive Officer since January 2016, as Chief Scientific Officer from April 2015 until December 2015, as President and Chief Executive Officer from April 2011 to April 2015 and as a director since April 2011 of EMI Holding, and as a director of EMI Holding’s predecessor, Emmaus Medical, from 2003 to April 2011. Since May 2005, Dr. Niihara has also served as the President, Chief Executive Officer and Medical Director of Hope International Hospice, Inc., or Hope Hospice, a Medicare-certified hospice program. From June 1992 to October 2009, Dr. Niihara served as a physician specialist for Los Angeles County. Dr. Niihara is the principal inventor of the patented L-glutamine treatment for SCD. Dr. Niihara has been involved in patient care and research for sickle cell disease during most of his career and is a widely published author on sickle cell disease. Dr. Niihara is board-certified by the American Board of Internal Medicine/Medical Oncology and by the American Board of Internal Medicine/Hematology. He is licensed to practice medicine in both the United States and Japan. Dr. Niihara is a Professor of Medicine at the David Geffen School of Medicine at UCLA. Dr. Niihara a holds B.A. degree in Religion from Loma Linda University, a M.D. degree from the Loma Linda University School of Medicine and a M.P.H. degree from Harvard School of Public Health. We believe Dr. Niihara is qualified to serve as a director due to his critical involvement in the research and development of Endari® and extensive knowledge and experience in treating sickle cell disease in the primary care setting.
Willis C. Lee, M.S. served as Chief Operating Officer since May 2011, as a director since December 2015, as Vice-Chairman of the board of directors since January 2016 and as Chief Financial Officer from October 2016 to July 2018 of EMI Holding. Mr. Lee also previously served as a director of EMI Holding from May 2011 to May 2014 and again from to December 2015 to January 2016. Mr. Lee served as the Co-Chief Operating Officer and Chief Financial Officer and as a director of Emmaus Medical from March 2010 to May 2011. Prior to that time, he was the Controller at Emmaus Medical from February 2009 to February 2010. From 2004 to 2010,

Mr. Lee led worldwide sales and business development of Yield Dynamics product group at MKS Instruments, Inc., a provider of instruments, subsystems, and process control solutions for the semiconductor, flat panel display, solar cell, data storage media, medical equipment, pharmaceutical manufacturing, and energy generation and environmental monitoring industries. Prior to that time, Mr. Lee held various managerial and senior positions at various public and private companies in the semiconductor and other industries. Mr. Lee received his B.S. degree and a M.S. degree in Physics from University of Hawaii and University of South Carolina, respectively. We believe Mr. Lee is qualified to serve as a director due to his extensive knowledge and experience, as well as his intimate knowledge of the company through his service as an executive officer of the company and Emmaus Medical.
Wei Peu Derek Zen has served as a director since June 13, 2018 and is Vice Chairman and Chief Executive Officer of Wai Kee Holdings Limited, a Hong Kong-based construction and infrastructure company whose shares are listed on the Main Board of Hong Kong Stock Exchange. He is also the Chairman, Chief Executive Officer and Managing Director of Build King Holdings Limited, a subsidiary of Wai Kee Holdings Limited. In addition, he is the Chairman of Road King Infrastructure Limited, an associated corporation of Wai Kee Holdings Limited. The shares of both Build King Holdings Limited and Road King Infrastructure Limited are listed on the Main Board of Hong Kong Stock Exchange. Mr. Zen has over 45 years of experience in civil engineering and is responsible for the overall management of Wai Kee Group and oversees the operations of Wai Kee Group. Mr. Zen holds a B.Sc. degree in Engineering from The University of Hong Kong and a M.B.A. degree from The Chinese University of Hong Kong and is a member of both the Institution of Civil Engineers and the Hong Kong Institution of Engineers and a fellow member of the Institute of Quarrying, UK. He is a past Honorary Treasurer of Hong Kong Construction Association and a member of HKTDC Infrastructure Development Advisory Committee. He is also the President of Hong Kong Contract Bridge Association. We believe Mr. Zen is qualified to serve as a director due to his executive experience and business expertise. Mr. Zen also brings to the board of directors his diverse experience as a foreign national and board member and executive officer of Hong Kong-based publicly traded companies.
Seah H. Lim, M.D., Ph.D, was appointed as a director on October 4, 2022 and has more than 25 years of experience working in academia and with pharmaceutical companies in the clinical developments of products in hematology, oncology, and transplantation. He is board-certified in Internal Medicine, Hematology, and Medical Oncology and is an internationally recognized physician-investigator with extensive leadership experience and a track record of success in clinical and research and development. Most recently, since June 2021 he has served as Chief Executive Officer of Medicovestor Bio PLC, Kuala Lumpur, Malaysia, a privately held development-stage biotechnology company. From January 2017 to December 2021, he served as a consultant to Salix Pharmaceuticals/Bausch Healthcare where he was instrumental in obtaining FDA designation of rifaximin as an orphan drug for the treatment of sickle cell disease. He also has served as a consultant to numerous “big pharma” companies, including Genzyme, USA, Burroughs Wellcome, and Amgen Corporation. Since October 2021, he has served as Associate Director, Allogenic Stem Cell Transplant and Director of the Adult Sickle Cell Program at Upstate State University of New York Medical Center, Syracuse, New York. Dr. Lim has authored or co-authored numerous peer-reviewed publications and has served as Section Editor, Journal of Translational Medicine since 2016. He received his MB ChB and MD degrees from Aberdeen University School of Medicine, Aberdeen, Scotland, and Ph.D. from University of Wales College of Medicine, Cardiff, Wales. We believe Dr. Lim is well-qualified to serve as a director based on his expertise and experience in the treatment of sickle cell disease and extensive background as a researcher and executive officer and consultant in the pharmaceutical industry both in the U.S. and abroad.
Ian Zwicker was appointed as a director on October 4, 2022. He previously served as a director, Chair of the Compensation Committee and member of the Governance and Nominations Committee of our Board of Directors from the completion of our merger transaction with EMI Holding, Inc. on July 17, 2019, until his retirement as a director in conjunction with our Annual Meeting of Stockholders held on November 23, 2021. He had served as a director of EMI Holding, Inc. since December 7, 2015. Mr. Zwicker is the founder of Zwicker Advisory Group, an independent financial advisory consulting firm, and has been its Chief Executive Officer since 2014. From 1981 to 1990, Mr. Zwicker served as Managing Director and held a variety of management positions at the investment banking firms of SG Cowen and Hambrecht & Quist. From 1990 to 1999, Mr. Zwicker served as Managing Director and head of worldwide technology investment banking for Donaldson, Lufkin & Jenrette Securities Corporation, and from 2000 to 2001 as the President of WR Hambrecht + Co (WRH). He was a

Director of Stirling Energy Systems, Inc. from 2006 to 2012. Mr. Zwicker was a Partner at WRH and was also Head of Capital Markets from 2013 to 2014. We believe Mr. Zwicker is qualified to serve as a director due to his prior service on the Board of Directors and standing Board committees and his extensive investment banking and financial expertise and experience.
Family and Other Relationships
There are no family relationships among any of our officers and directors.
Mr. Zen was originally appointed to the board of directors of EMI Holding on June 18, 2018 pursuant to the terms of outstanding convertible promissory notes of EMI Holding held by Mr. Zen and his affiliate, Wealth Threshold Limited.
Board of Directors and Committees and Director Independence
Our Board of Directors currently consists of five members. Our Board of Directors has determined that each of Wei Peu Derek Zen, Dr. Lim and Mr. Zwicker is an “independent” director as defined by The NASDAQ Marketplace Rules currently in effect and all applicable rules and regulations of the SEC. Our Board of Directors made these determinations based on discussions with the directors and its review of the directors’ responses to a standard questionnaire regarding employment and compensation history, affiliations, family and other relationships and any transactions between each director or any member of his immediate family and the company or its subsidiaries or affiliates.
Audit Committee
Mr. Zwicker is currently the only member of our Audit Committee and qualifies as an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our Board of Directors in fulfilling its oversight responsibility by reviewing the company’s accounting and financial reporting processes, internal controls regarding finance, accounting, legal compliance and ethics and the audit of the company’s financial statements. The Audit Committee’s primary responsibilities and duties are to:
•	Serve as an independent and objective party to monitor the company’s financial reporting process, internal control system and disclosure control system.
•	Review and appraise the audit efforts of the company’s independent accountants.
•
Assume direct responsibility for the appointment, compensation, retention, and oversight of the work of the independent accountants and for the resolution of any disputes between the independent accountants and the company’s management regarding financial reporting issues.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.
Our Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.emmausmedical.com.
Governance and Nominations Committee
Mr. Zen is currently the sole member of the Governance and Nominations Committee. A copy of the Governance and Nominations Committee Charter is available on our website at www.emmausmedical.com.
The purpose of the Governance and Nominations Committee is to:
•	Assist the Board of Directors by identifying qualified candidates for director, and to recommend to the board nominees for election as directors at the annual meeting of stockholders of the company.
•	To lead the Board of Directors in its annual review of the board’s performance.
•	To recommend to the Board of Director nominees for each board committee.
•	To develop and recommend to the Board of Directors corporate governance guidelines.

Compensation Committee
The directors who served as members of the Compensation Committee are no longer directors and our Board of Directors has yet to appoint their replacements on the Compensation Committee. The Compensation Committee Charter is available on our website at www.emmausmedical.com.
The purpose of the Compensation Committee is to review and approve of the company’s compensation and benefit programs. For this purpose, “compensation” includes:
•	Annual base salary.
•	Annual incentive compensation.
•	Stock option or other equity participation plans.
•	Long-term incentive opportunities.
•	The terms of employment agreements, severance agreements, and change in control agreements, as appropriate.
•	Any special or supplemental benefits.
•	Any other payments that are deemed compensation under applicable SEC rules.
Delinquent Section 16(a) Reports
Pursuant to Rule 16a-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our directors and executive officers and beneficial owners of 10% or more of our common stock are currently required to file statements of beneficial ownership with respect to their ownership of our equity securities under Sections 13 or 16 of the Exchange Act. Based on a review of written representations from our directors and executive officers and a review of Forms 3, 4 and 5 furnished to us, we believe that during the fiscal year ended December 31, 2021 the directors, executive officers and beneficial owners of more than 10% of our common stock filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act, except that Forms 3 for George Sekulich and Charles Stark were filed late due to delays in obtaining their SEC filer codes following their initial appointment as executive officers in November 2021 and a beneficial owner of more than 10% of our common stock issuable upon conversion of an outstanding convertible promissory note which became convertible in February 2021 has not filed a Form 3 to report such beneficial ownership.
Code of Conduct and Ethics
Our Board of Directors has approved a Code of Conduct and Ethics, which we refer to as the Code of Ethics, which applies to members of our Board of Directors, all employees, and officers, including our Chief Executive Officer, Chief Financial Officer and any other person performing similar functions, which individuals are subject to an additional Code of Conduct made part of the Code of Ethics. The purpose of the Code of Ethics is to deter wrongdoing by requiring that individuals subject to the Code of Ethics conduct themselves honestly and ethically, avoid conflicts of interest, and comply with applicable securities exchange and governmental laws, rules, and regulations. The Code of Ethics is available on our website at http://www.emmausmedical.com. Requests for copies of the Code of Ethics should be sent to Emmaus License Sciences, Inc., Attention: Corporate Secretary, 21250 Hawthorne Boulevard, Suite 800, Torrance, California 90503.
Executive Officers
Our current executive officers, their ages and positions are as follows:
Name	Age	Position
Yutaka Niihara, M.D., M.P.H.	63	Chairman of the Board and Chief Executive Officer
Willis C. Lee, M.S.	62	Director, Chief Operating Officer
Yasushi Nagasaki	55	Chief Financial Officer
George Sekulich	57	Senior Vice President of Global Commercialization and Chief Information Officer
Charles Stark, Pharm.D.	67	Senior Vice President of Medical Affairs

For biographical information regarding Dr. Niihara and Mr. Lee, please see “Background of Nominees for Election to the Board,” above. The following paragraph sets forth similar information regarding Messrs. Nagasaki, Sekulich, and Stark.
Yasushi Nagasaki has served as Chief Financial Officer since September 1, 2020, and served as our Senior Vice President Finance from July 2019 to August 2020. Mr. Nagasaki also served as Senior Vice President Finance from April 2012 to July 2019 and as Chief Financial Officer from May 2011 to April 2012 of EMI Holding, with which we merged in July 2019. From September 2005 until joining EMI Holding, Mr. Nagasaki was the Chief Financial Officer of Hexadyne Corporation, an aerospace and defense supplier. Mr. Nagasaki also served on the board of directors at Hexadyne Corporation from September 2005 to April 2011. From May 2003 to August 2005, Mr. Nagasaki was the Controller at Upsilon Intertech Corporation, an international distributor of defense and aerospace parts and subsystems. Mr. Nagasaki is a Certified Public Accountant and received a B.A. in Commerce from Waseda University and a M.A. in International Policy Studies from the Monterey Institute of International Studies, a graduate school of Middlebury College.
George Sekulich has served as Senior Vice President of Global Commercialization and Chief Information Officer of EMI Holding since May 2019, responsible for overseeing the commercial launch of Endari® in the United States. More recently, he has been engaged in laying the groundwork for the launch of Endari® and Xyndari® in overseas markets, with a special emphasis on the MENA region. Prior to becoming Senior Vice President of Global Commercialization, Mr. Sekulich served since September 2014 as Chief Information Officer of EMI Holdings. Mr. Sekulich has over 25 years of experience and training in computer information services and is active in the design and support of our computer information systems. Prior to joining EMI Holding, Mr. Sekulich was the owner and operator of Magellan Net, a software provider services company. Mr. Sekulich received a B.S. in Computer Information Systems Management from California State University Dominguez Hills.
Charles Stark, Pharm.D., was appointed as Senior Vice President of Medical Affairs on November 23, 2021, and served as our Senior Vice President of Research and Development since July 19, 2019 and in the same capacity with EMI Holding since 2013. He has more than 30 years of experience in medical affairs, research and academia. Previously, Dr. Stark was Director of Clinical Development at Bavarian Nordic, an immunotherapeutic company, and prior to that Associate Director of Medical Affairs for Dendreon Corporation, an immunotherapeutic company. He has served as, Director, Medical Science Liaisons (cardiovascular, metabolic and oncology) at Pfizer, Inc., a pharmaceutical company. Dr. Stark has served as the Director of Investigational Drug Services and Clinical Research at LA BioMed at Harbor UCLA and at the Health Research Association at USC Medical Center. He has also served as a faculty member at the University of Southern California School of Pharmacy. Dr. Stark received his Pharm.D. from the University of Southern California and completed his residency at the Veteran’s Affairs Medical Center in West Los Angeles.
Involvement in Certain Legal Proceedings
There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the company during the past ten years.
The company is not aware of any legal proceedings in which any director, nominee, or officer of the company, or any associate of any such director, nominee, or officer of the company, is a party adverse to the company or any of its subsidiaries or has a material interest adverse to the company or any of its subsidiaries.
Meetings of the Board and its Committees
Our Board of Directors meets on a regular basis as often as necessary to fulfill its responsibilities, including at least once each quarter, and our independent directors meet at least annually in executive session without the presence of non-independent directors and management. During 2021, our Board of Directors met four times, the Audit Committee met six times, the Compensation Committee met two times and the Governance and Nominations Committee met three times. Each of our current directors attended 75% or more of the total number of Board meetings and of the total number of meetings of Board committees on which he served.
The company does not have a policy requiring its directors to attend our annual meeting of stockholders, although we encourage all our directors to attend the annual meetings.

Board Leadership Structure and Role in Risk Oversight
Our company faces a variety of risks, including investment risk, liquidity risk, and operational risk. Our Board of Directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our Board of Directors administers its risk oversight function. The risk oversight function is also administered through the standing committees of our Board of Directors, which oversee risks inherent in their respective areas of responsibility, report to our Board of Directors, and involve our Board of Directors as necessary. For example, the Audit Committee oversees our financial exposure and financial reporting related risks, and the Compensation Committee oversees risks related to our compensation programs and practices. Our Board of Directors also directly oversees our strategic and business risks, including product development risks, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our Board’s leadership structure supports its role in risk oversight, with our executive officers responsible for assessing and managing risks facing our company on a day-to-day basis and the Chairman and Chief Executive Officer and other members of our Board of Directors providing oversight of such risk management.
Our Board of Directors has no established policy on whether our Chief Executive Officer should also serve as Chairman of the Board and has on occasion in the past separated the roles of Chairman and Chief Executive Officer. Our Board of Directors currently is committed to the combined roles given the circumstances of our company. Our Board of Directors believes that having our Chief Executive Officer also serve as Chairman of the Board enhances communication with our Board on company strategy and critical business issues, facilitates bringing key strategic and business issues and risks to the Board’s attention, avoids ambiguity in leadership within the company, provides a unified leadership voice externally and clarifies accountability for company business decisions and initiatives. Our Board of Directors, however, will assess from time to time whether this leadership structure continues to be appropriate as our company expands and will adjust our leadership structure as it deems appropriate.
Employee, Officer, and Director Hedging
The company has adopted a policy on insider trading in our securities by employees, officers, and directors of the company and its subsidiaries and affiliates. The policy specifically prohibits employees, officers, and directors, as well as their spouses and immediate family members sharing their household, from trading in standardized options relating to the company’s securities. It also generally prohibits hedging or monetization transactions, including so-called zero-cost collars and forward sales contracts. The policy does not expressly permit any type of hedging transaction, and generally requires covered persons to obtain prior authorization before trading in the company’s securities. Except as described above, the company has no practices or policies regarding hedging transactions.

DIRECTOR NOMINATIONS
Criteria for Board Membership
In recommending candidates for appointment or election to our Board of Directors, including any candidates recommended by stockholders, the Governance and Nominations Committee considers whether the candidates possess certain basic personal and professional qualifications to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the company and monitor the company’s adherence to sound principles of corporate governance. It is therefore the policy of the Governance and Nominations Committee that all persons nominated to serve as a director possess certain minimum qualifications described in the Committee Charter regarding integrity, commitment to enhancing the long-term value of the company, absence of conflicts of interest and ability to represent fairly the interests of all stockholders generally, business and professional achievement, judgement derived from management or policy making experience, understanding of the company’s business, and availability of time to devote to their Board of Directors and Board Committees. The Governance and Nominations Committee also seeks to ensure that at least a majority of the directors are independent within the meaning of the NASDAQ Marketplace Rules, that members of the Audit Committee meet the financial literacy and sophistication requirements under the NASDAQ Marketplace Rules and that at least one member of the Audit Committee be a financial expert within the meaning of SEC rules.
In addition, the Governance and Nominations Committee Charter requires that any candidate for nomination, whether nominated by our Board of Directors or by a stockholder, must deliver to the Secretary of the company certain information with respect to his or her background, qualifications, stock ownership and independence and written assurances concerning the absence of voting commitments that could interfere with his or her fiduciary duties and compliance with corporate governance and other policies.
A nominee for election to our Board of Directors need not satisfy all the qualifications described if the Governance and Nominations Committee if the Committee believes that the nominee’s service on the Board is in the best interests of the company and our stockholders. The Governance and Nominations Committee does not have a policy regarding Board diversity but considers the diversity of personal and professional experience and perspective, education, personal attributes such as race, ethnicity, gender identity, national origin and geographic profile (i.e., where the individuals have lived and worked) and other factors in identifying and selecting director nominees.
Stockholder Nominations
Stockholders may recommend to the Governance and Nominations Committee nominees for election to our Board of Directors by complying with the procedures set forth in the Governance and Nominations Committee Charter, which require, among other things, that such nomination must be in writing, contain specified information regarding the nominee and be received by the company by the deadline for submitting stockholder proposals.
If you would like to nominate someone to stand for election to our Board of Directors at our 2023 annual meeting of stockholders, please review the Governance and Nominations Committee Charter which is available on the company’s website at www.emmausmedical.com. See also “Nominations and Stockholder Proposals for 2023 Annual Meeting” below for information on submitting nominations or proposals to the company.
Process for Identifying and Evaluating Nominees
Generally speaking, before recommending to our Board of Directors a slate of nominees for director, the Governance and Nominations Committee considers each incumbent director’s performance on our Board of Directors and whether the incumbent director’s nomination would be consistent with the criteria for Board membership described above. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Governance and Nominations Committee will recommend for nomination incumbent directors who are willing to continue in service. If an incumbent director is not willing to stand for re-election, or if a vacancy on our Board of Directors occurs between annual stockholder meetings and our Board of Directors determines to fill such vacancy, the Governance and Nominations Committee will identify the desired skills and experience of a new nominee based on the criteria for Board membership described above and any specific needs of our Board of Directors at the time. The Governance and Nominations Committee will then seek suggestions from other members of our Board of Directors and our management team as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our Board of Directors, our management team and, if the Governance and Nominations Committee deems appropriate, a third-party search firm. The Governance and Nominations Committee will evaluate each potential nominee’s qualifications. In addition, such individuals will be interviewed by at least one member of the Governance and Nominations Committee. Following this process, the Governance and Nominations Committee will determine whether to recommend to our Board of Directors that a potential nominee be presented as a nominee for election by the stockholders or appointed to fill a vacancy on our Board of Directors, as the case may be. Historically, our Board of Directors nominates for election at our annual stockholder meetings the individuals recommended by the Governance and Nominations Committee.
COMMUNICATIONS WITH DIRECTORS
If any stockholder wishes to contact our Board of Directors, or any individual director, the stockholder may submit the inquiry in writing to Emmaus Life Sciences, Inc., 21250 Hawthorne Blvd., Suite 800, Torrance, California 90503, Attention: Corporate Secretary, and specify whether the communication is directed to the entire Board or to a particular director. Submitting stockholders should indicate they are stockholders of our company. Company personnel will screen stockholder letters and, depending on the subject matter, will: forward the inquiry to the Chairman of our Board of Directors, who may forward the inquiry to a particular director if the inquiry is directed to a particular director; forward the inquiry to the appropriate personnel within our company (for instance, if it is primarily commercial in nature); attempt to handle the inquiry directly (for instance, if it is a request for information about our company or a stock-related matter); or not forward the inquiry, if it relates to an improper or inappropriate topic or is otherwise irrelevant.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of the Record Date with respect to beneficial ownership of our common stock based on issued and outstanding shares of common stock owned by:
•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;
•	Each executive officer named in the Summary Compensation Table under “Executive Compensation” below in this proxy statement;
•	Each director and director-nominee; and
•	All our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options, warrants and convertible notes held by that person that are currently exercisable or become exercisable within 60 days of the Record Date are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.
Unless otherwise indicated in the table or footnotes, the address of each 5% or more owner is c/o Emmaus Life Sciences, Inc., 21250 Hawthorne Boulevard, Suite 800, Torrance, California 90503.
Name of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership of Shares of Common Stock	Percent of Class(1)
Directors, Director-Nominees and Executive Officers
Yutaka Niihara, M.D., M.P.H.	Chairman of the Board and Chief Executive Officer	13,347,266(2)	26.2%
Willis C. Lee, M.S.	Director, Chief Operating Officer	1,370,933(3)	2.7%
Yasushi Nagasaki	Chief Financial Officer	907,217(4)	1.8%
George Sekulich	Senior Vice President of Global Commercialization and Chief Information Officer	100,147(5)	*
Charles Stark, Pharm.D.	Senior Vice President of Clinical Development and Medical Affairs	228,210(6)	*
Seah H. Lim, M.D., Ph.D.	Director	240,000(7)	*
Wei Peu Derek Zen	Director	2,278,048(8)	4.6%
Ian Zwicker	Director	220,529(9)	*
All Executive Officers and Directors as a Group (8 persons)		18,692,350 (10)	35.0%

5% or More Owners
Yung Min Suh		26,054,054 (11)	34.5%
Telcon RF Pharmaceutical, Inc.		4,147,491 (12)	8.4%
*	Represents beneficial ownership of less than one percent (1%).
(1)	Based on 49,558,501 shares of common stock issued and outstanding as of the Record Date.
(2)
Includes 11,851,357 shares of common that are held jointly by Dr. Niihara and Soomi Niihara, his wife. Also includes 63,000 shares held by Soomi Niihara and 92,794 shares owned by Hope International Hospice, Inc., or Hope Hospice. Dr. Niihara is the chief executive officer and a co-director of Hope Hospice and shares voting and investment power over such shares. Also includes 840,115 shares underlying stock options and 500,000 shares underlying warrants.”

(3)	Includes 840,115 shares underlying stock options.
(4)	Includes 840,115 shares underlying stock options.

(5)	Includes 99,762 shares underlying stock options.
(6)	Includes 210,028 shares underlying stock options.
(7)	Represents shares issuable upon maturity or prepayment of an outstanding promissory note due September 16, 2025.
(8)
Includes 1,270,214 shares owned by Profit Preview International Group Limited, a Hong Kong limited company wholly owned by Mr. Zen. Excludes 521,827 shares owned by Smart Start investments Limited, a Hong Kong corporation and wholly owned subsidiary of Build King Holdings Limited, a Hong Kong stock exchange listed company, of which the Mr. Zen is a director and 9.96% shareholder, and 350,048 shares owned by Wealth Threshold Limited, a British Virgin Islands limited company and wholly owned subsidiary of Wai Kee Holdings Limited, a Hong Kong stock exchange listed company of which Mr. Zen is a director and 31.45% shareholder, as to which shares Mr. Zen disclaims beneficial ownership.

(9)	Represents shares underlying stock options.
(10)	Includes 3,050,664 shares underlying stock options, 500,000 shares underlying warrants and 240,000 shares issuable upon maturity or prepayment of an outstanding promissory note due September 16, 2025.
(11)
Represents shares issuable upon conversion of an outstanding convertible promissory note formerly held by Ms. Suh, who is deceased. To the company’s knowledge, the heir or successor to Ms. Suh’s convertible promissory note has not been determined. Ms. Suh maintained an address at 1-11 Gahoe-dong Jongro-gu, Seoul, South Korea.

(12)
The information regarding Telcon RF Pharmaceutical, Inc. is based solely on its Schedule 13/G filed with the SEC on August 26, 2019. The address for the stockholder is S-Tower 14th Floor 439 Bongunsa-ro, Gangnam-gu, Seoul, South Korea.

Securities Authorized for Issuance under Equity Compensation Plans
The following table set forth information as of the Record Date regarding compensation plans, including any individual compensation arrangements, under which our equity securities are authorized for issuance:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,000,000	$—	4,000,000
Equity compensation plans not approved by security holders	—	$—	0

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
The Audit Committee of our Board of Directors is responsible for reviewing and approving, as appropriate, all related party transactions in accordance with its Charter.
Transactions between us and one or more related persons may present risks or conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics requires all employees, officers, and directors to avoid activities or relationships that conflict, or may be perceived to conflict, with our interests or adversely affect our reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate so long as there is full disclosure of the interest of the related parties in the transaction and review and approval by disinterested directors to ensure there is a legitimate business reason for the transaction and that the transaction is fair to us and our stockholders.
The procedures to be followed by the Audit Committee to evaluate related party transactions are not specified in its Charter and have not otherwise been reduced to writing. Historically, however, the Audit Committee has required:
That all related person transactions, all material terms of the transactions, and all the material facts as to the related person's direct or indirect interest in, or relationship to, the related person transaction must be communicated to the Audit Committee; and
That all related person transactions, and any material amendment or modification to any related person transaction, be reviewed and approved or ratified by the Audit Committee as called for in its Charter and as evidenced by Minutes or unanimous written consents reflecting the details of the Audit Committee’s review and approval.
The Audit Committee evaluates related party transactions based on:
Information provided by members of our board of directors in connection with the annual evaluation of director independence;
Pertinent responses to the Directors' and Officers' Questionnaires submitted periodically by our officers and directors;
Background information on nominees for director provided by the Governance and Nominations Committee of our Board of Directors; and
Any other relevant information.
In connection with its review and approval or ratification, if appropriate, of any related party transaction, our Audit Committee is to consider whether the transaction will compromise standards included in our Code of Ethics. In the case of a related party transaction involving an outside director or nominee for director, the Audit Committee also is to consider whether the transaction will compromise the director's status as an independent director.
Except as described below, since the beginning of fiscal 2021, there has not been any transaction or series of similar transactions to which we were a party:
•	in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and
•	in which any director, executive officer, or holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
Loans by Related Persons
In January 2020, we entered into revolving line of credit agreement with Dr. Yutaka Niihara. Under the agreement, at our request from time to time, Dr. Niihara may, but is not obligated to, lend or re-lend to us up to $1,000,000, including $600,000 loaned to us in December 2019. Outstanding amounts under the agreement are due and payable upon demand and bear interest, payable monthly, at a variable annual rate equal to the Prime Rate in effect from time to time plus 3%. In addition to the payment of interest, we agreed to pay Dr. Niihara an amount, which we refer to as a “tax gross-up,” intended to make him whole for federal and state income taxes payable by him with respect to interest paid to him the previous year. As of December 31, 2020, the outstanding balance under the revolving line of credit agreement of $800,000 was reflected on our consolidated balance sheet. With the tax-gross up, the effective interest rate on the outstanding balance as of December 31, 2021 was 10.4%. The revolving line of credit agreement will expire on November 22, 2022.
The following table sets forth information relating to loans from related parties outstanding on or at any time during the nine months ended September 30, 2022 (in thousands):
Class	Lender	Interest Rate	Date of Loan	Term of Loan	Principal Amount Outstanding at September 30, 2022	Highest Principal Outstanding	Amount of Principal Repaid	Amount of Interest Paid
Current, Promissory note payable to related parties:
	Willis Lee(2)	12%	10/29/2020	Due on Demand	100	100	—	—
	Soomi Niihara(1)	12%	12/7/2021	Due on Demand	700	700	—	—
	Soomi Niihara(1)	12%	1/18/2022	Due on Demand	300	300	—	—
	Yasushi Nagasaki(2)	10%	2/9/2022	Due on Demand	50	50	—	—
	Hope International Hospice, Inc.(1)	10%	2/9/2022	Due on Demand	350	350	—	—
	Hope International Hospice, Inc.(1)	10%	2/15/2022	Due on Demand	210	210	—	—
	Soomi Niihara(1)	10%	2/15/2022	Due on Demand	100	100	—	—
	George Sekulich(2)	10%	2/16/2022	Due on Demand	26	26	—	—
	Soomi Niihara(1)	10%	3/7/2022	Due on Demand	200	200	—	—
	Osato Medical Clinic(3)	12%	3/11/2022	Due on Demand	250	250	—	—
	Alfred Lui(2)	12%	3/11/2022	Due on Demand	—	50	50	1
	Hope International Hospice, Inc.(1)	12%	3/15/2022	Due on Demand	150	150	—	—
	Hope International Hospice, Inc.(1)	12%	3/30/2022	Due on Demand	150	150	—	—
	Wei Pei Zen(2)	10%	3/31/2022	Due on Demand	200	200	—	—
	Willis Lee(2)	10%	4/14/2022	Due on Demand	45	45	—	—
	Hope International Hospice, Inc.(1)	10%	5/25/2022	Due on Demand	40	40	—	—
	Yutaka and Soomi Niihara(1)	12%	7/27/2022	5 years	402	402	—	—
	Hope International Hospice, Inc.(1)	10%	8/15/2022	Due on Demand	50	50	—	—
	Yutaka and Soomi Niihara(1)	10%	8/16/2022	5 years	250	250	—	—
	Yutaka and Soomi Niihara(1)	10%	8/16/2022	5 years	1,669	1,669	—	—
	Yutaka and Soomi Niihara(1)	10%	8/17/2022	Due on Demand	50	50	—	—
	Hope International Hospice, Inc.(1)	10%	8/17/2022	Due on Demand	60	60	—	—
	Seah Lim(2)	6%	9/16/2022	3 yeas	1,200	1,200	—	—
				Subtotal	$6,552	$6,602	$50	$1
Revolving line of credit agreement
	Yutaka Niihara(2)	5.25%(4)	12/27/2019	Due on Demand	400	400	—	10
				Subtotal	400	400	—	10
				Total	$6,952	$7,002	$50	$11

The following table sets forth information relating to our loans from related persons outstanding at any time during the year ended December 31, 2021 (in thousands except for conversion rate and share information).
Class	Lender	Interest Rate	Date of Loan	Term of Loan	Principal Amount Outstanding at December 31, 2021	Highest Principal Outstanding	Amount of Principal Repaid	Amount of Interest Paid
Current, Promissory note payable to related parties:
	Willis Lee(2)	12%	10/29/2020	Due on Demand	$100	$100	$—	$—
	Soomi Niihara(1)	12%	1/20/2021	Due on Demand	—	700	700	13
	Soomi Niihara(1)	12%	9/15/2021	Due on Demand	—	300	300	3
	Soomi Niihara(1)	12%	12/7/2021	Due on Demand	700	700	—	—
				Subtotal	$800	$1,800	$1,000	$16
Revolving line of credit
	Yutaka Niihara(1)	5.25%	12/27/2019	Due on Demand	$400	$800	$400	$35
				Subtotal	$400	$800	$400	$35
				Total	$1,200	$2,600	$1,400	$51
(1)
Dr. Niihara, the Chairman of the Board and Chief Executive Officer of the Company, is co-owner with his wife Soomi Niihara, a director and the Chief Executive Officer of Hope International Hospice, Inc.

(2)	Officer or director.
(3)	Dr. Osato, a former director of Emmaus, and his wife are the sole owner of Osato Medical Clinic.
The proceeds of the above loans were used working capital purposes.
Guarantees by Officer
On January 15, 2018, our EMI Holding subsidiary issued a convertible promissory note in the original principal amount of $5,000,000, repayment of which is personally guaranteed by Dr. Niihara. The unpaid principal amount of the note was $3,150,000 as of December 31, 2021. From time to time, Dr. Niihara also personally guarantees other indebtedness of the company.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation earned by our Chief Executive Officer and our two other most highly compensated executive officers, whom we refer to as our “named executive officers,” for the fiscal years ended December 31, 2021 and 2020:
Name and Position	Year ended December 31	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Yutaka Niihara, M.D., MPH	2021	385,000	—	—	99,204(1)	—	484,203
Chairman of the Board and Chief Executive Officer	2020	385,000	—	—	—	—	385,000
Willis C. Lee, M.S.	2021	240,000	100,000	—	—	—	340,000
Chief Operating Officer	2020	240,000	—	—	—	—	240,000
Yasushi Nagasaki	2021	250,000	100,000(2)	—	—	—	350,000
Chief Financial Officer	2020	240,000	—	—	—	—	240,000
(1)
In April 2021, the Compensation Committee of our Board of Directors approved a one-year extension of the exercise period of a five-year compensatory warrant to purchase 1,365,189 shares of common stock granted to Dr. Niihara in May 2016 and which otherwise would have expired on May 9, 2021. The amount shown represents the incremental value of the warrant modification over the grant date value. The warrant has since expired.

(2)	Mr. Nagasaki’s bonus for 2021 is expected to be paid in 2022.
The compensation of Dr. Niihara and Mr. Lee does not reflect annual performance bonuses contemplated by their respective employment agreements. No specific performance criteria were established for payment of such bonuses for 2021 or 2020, although Mr. Lee was awarded a discretionary bonus in 2021 as shown in the summary compensation table.
Outstanding Equity Awards at 2021 Fiscal Year End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021:
Name	Number of Securities Underlying Unexercised Awards Exercisable	Number of Securities Underlying Unexercised Awards Unexercisable	Exercise Price	Expiration Date
Yutaka Niihara, M.D., MPH	262,536	—	$3.42	4/1/2022
	525,072	—	$3.42	2/28/2023
	315,043	—	$4.76	5/10/2026
	1,365,189	—	$4.76	5/9/2022
Willis C. Lee, M.S.	262,536	—	$3.42	4/1/2022
	525,072	—	$3.42	2/28/2023
	315,043	—	$4.76	5/10/2026
Yasushi Nagasaki	262,536	—	$3.42	4/1/2022
	525,072	—	$3.42	2/28/2023
	315,043	—	$4.76	5/10/2026
Employment Agreements
On April 5, 2011, Emmaus Medical, Inc., our indirect, wholly owned subsidiary, entered into employment agreements with Dr. Niihara and Mr. Lee. Each of the Employment Agreements had an initial two-year term, which renews automatically for consecutive one-year periods unless we or the officer provides notice of non-renewal at least 60 days prior to the expiration of the then current term.
Base Salary, Bonus and Other Compensation. Dr. Niihara’s, and Mr. Lee’s current base salaries are $385,000 and $240,000 per year, respectively, which will be reviewed at least annually. In addition to the base salary, each officer may be entitled to receive an annual performance bonus based on the officer’s performance. The Employment Agreements provide that the respective officer’s performance will be measured against a set of targets and goals as mutually established by us and the officer. Historically, our board of directors and the Compensation Committee of the board have evaluated each officer’s performance on an overall basis related to our progress on major milestones, without reliance on specific position by position pre-established targets and goals. The officers are also eligible to receive paid vacation and to participate in health and other benefit plans and to be reimbursed for reasonable and necessary business expenses on the same basis as our other employees.
Equity Compensation. The Employment Agreements provide that on December 31 of each calendar year, or as soon as reasonably practicable after such date (each a “Grant Date”), we will grant non-qualified 10-year stock options with a Black-Scholes-Merton value of $100,000 to Dr. Niihara, and $50,000 to Mr. Lee, in each case with an exercise price per share equal to the “Fair Market Value” (as such term is defined in our 2011 Stock Incentive Plan) on the applicable Grant Date. The options are to vest as to one-third of the option shares on each of the first three anniversaries of the Grant Date. Any unvested options are to vest immediately upon a change in control (as defined below), termination of the officer’s employment other than a voluntary termination by the officer or our termination of the officer for cause. In the event the officer is terminated for any reason other than cause, death or disability or retirement, each option, to the extent that it is exercisable at the time of such termination, shall remain exercisable for the 90-day period following such termination, but in no event following the expiration of its term. In the event the officer’s employment terminates on account of death, disability or, with respect to any non-qualified stock option, retirement, each option granted that is outstanding and vested as of the date of such termination shall remain exercisable by such officer (or the officer’s legal representatives, heirs or legatees) for the one-year period following such termination, but in no event following the expiration of its term. No such stock option grants were made for either of the years ended December 31, 2021 or 2020.
Severance Compensation. If Dr. Niihara’s or Mr. Lee’s employment is terminated for any reason during the term of his Employment Agreement, other than for cause or without good reason, he will be entitled to receive his or her base salary prorated through the termination date, any expense reimbursement due and owing for reasonable and necessary business expenses, and unpaid vacation benefits (the “Voluntary Termination Benefits”). If Dr. Niihara’s or Mr. Lee’s employment is terminated due to his death or disability during the term of his employment agreement, he will also receive an amount equal to his target annual performance bonus, if any, and in the case of a termination due to disability, six additional months of his base salary to be paid out over a six-month period and payment of COBRA benefits for six months following the termination. If Dr. Niihara’s employment is terminated without cause or he resigns with good reason (but not within two years following a change in control), he will receive the Voluntary Termination Benefits and, subject to his signing a Release of all claims relating to his employment, a severance package equal to one year’s base salary to be paid out over a 12-month period, a pro rata amount of the annual performance bonus for the calendar year in which the termination date occurs based on the achievement of any applicable performance terms or goals for the year, and payment of COBRA benefits for 12 months following the termination. If Mr. Lee’s employment is terminated without cause or he resigns with good reason (but not within two years following a change in control) during the term of his employment agreement, he will receive the Voluntary Termination Benefits and, subject to his signing a Release if all claims relating to his employment, a severance package equal to six months’ base salary to be paid out over a six-month period, an amount equal to half of the targeted annual performance bonus, if any, and payment of COBRA benefits for six months following the termination.
Termination with cause includes a proven act of dishonesty, fraud, embezzlement or misappropriation of company proprietary information; a conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude; willful misconduct which cannot be cured on reasonable notice to the officer; or the officer’s habitual failure or refusal to perform his duties if such failure or refusal is not cured within 20 days after receiving written notice thereof from the board of directors. Good reason includes a reduction of more than 10% to the officer’s base salary or other compensation (except as part of a general reduction for all executive employees); a material diminution of the officer’s authority, responsibilities, reporting or job duties (except for any reduction for cause); the company’s material breach of the Employment Agreement; or a relocation of the business requiring the officer to move or drive to work more than 40 miles from the location of our former offices. The officer may terminate the Employment Agreement for good reason if he provides written notice to the Company within 90 days of the event constituting good reason and the Company fails to cure the good reason within 30 days after receiving such notice.
Change of Control. The Employment Agreements will not be terminated upon a “change of control,” which means any merger or reorganization where the holders of the company’s capital stock prior the transaction own fewer than 50% of the shares of capital stock after the transaction, an acquisition of 50% of the voting power of the company’s outstanding securities by another entity, or a transfer of at least 50% of the fair market value of the company’s assets. Upon Dr. Niihara’s termination without cause or good reason that occurs within two years after a change of control, he will be entitled to receive the Voluntary Termination Benefits and, subject to his signing a Release of all claims relating to his employment, a severance package equal to two years’ base salary to be paid out over a 12-month period, an amount equal to double his targeted annual performance bonus, if any, payment of COBRA benefits for 18 months following the termination, and a one-time cash payment of $3.0 million. Upon Mr. Lee’s termination without cause or good reason that occurs within two years after a change of control, he will be entitle to receive the Voluntary Termination Benefits and, subject to his signing a Release of all claims relating to his employment, a severance package equal to one year’s base salary to be paid out over a 12-month period, an amount equal to the full-year targeted annual performance bonus, payment of COBRA benefits for 12 months following the termination, and a one-time cash payment of $200,000. In addition, each officer’s unvested equity awards shall vest upon such termination and the officer will have 36 months in which to sell or exercise such awards (subject to expiration of the term of such options). The officer will also be free from all lock-up or other contractual restrictions upon the free sale of shares that are subject to waiver by the company upon such termination.
Director Compensation
The following is a summary of the compensation of our non-employee directors for 2021:
•	$100,000 cash compensation, payable in quarterly instalments;
•	possible awards of stock options as determined by the Compensation Committee or the Board of Directors.
The following table sets forth information regarding the compensation earned by our non-employee directors for the fiscal year ended December 31, 2021. Our employee directors, Dr. Niihara, and Mr. Lee, are not compensated for their services as directors.
Name	Fees Earned or Paid in Cash	Option Awards	Total
Ian Zwicker(1)	$91,667	$—	$91,667
Masaharu Osato, M.D.(2)	100,000	—	100,000
Wei Peu Derek Zen	100,000	—	100,000
Robert Dickey IV(2)	100,000	—	100,000
Jane Pine Wood(2)	100,000	—	100,000
Alfred Lui, M.D.(2)	16,667	—	16,667
Total	$508,334	$—	$508,334
(1)	Mr. Zwicker retired as a director and Dr. Lui was elected as a director on November 23, 2021.
(2)	Former director.

AUDIT COMMITTEE REPORT
The Audit Committee consists of one or more non-employee directors who are independent under the standards adopted by the Board of Directors and under the NASDAQ Marketplace Rules and SEC standards. Mr. Zwicker is currently the sole member of the Audit Committee. Robert Dickey IV, Chairman, and Alfred Lui, M.D. and Jane Pine Wood served as the Audit Committee members until their resignations as directors earlier this year. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight and evaluation of the quality and integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the qualifications and independence of the company’s registered public accounting firm and the performance of the company’s internal controls and of our independent registered public accounting firm.
The former Audit Committee reviewed and discussed with the company’s management, internal finance staff, independent registered public accounting firm, with and without management present, the company’s audited financial statements for the fiscal year ended December 31, 2021. The former Audit Committee also discussed with the company’s independent registered public accounting firm the results of the independent registered public accounting firm’s examinations and the judgments concerning the quality, as well as the acceptability, of the company’s accounting principles and such other matters that the company is required to discuss with the independent registered public accounting firm under applicable rules, regulations or generally accepted auditing standards (including Statement on Auditing Standards No. 114). In addition, the former Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence from the company and management, including that non-audit services were not performed, the scope of the audit and the fees paid to the independent registered public accounting firm during the year.
Based on the review and discussions referred to above, the former Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted,

Ian Zwicker

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Pre-Approval Policy
The Audit Committee on an annual basis reviews audit and any non-audit services performed by our independent registered public accounting firm. The Audit Committee pre-approves audit services (including those performed for purposes of providing comfort letters and statutory audits) and non-audit services that exceed a de minimis standard established by the Audit Committee to be rendered by our independent registered public accounting firm and the fees for such services.
NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2023 annual meeting of stockholders (the “2023 Annual Meeting”), the stockholder proposal must have been received at our principal executive offices no later than the close of business on the day in 2023 120 days before the date of this proxy statement, or July 4, 2023, and must otherwise comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
If a stockholder wishes to present a proposal for consideration at the 2023 Annual Meeting other than through inclusion in our proxy statement and form of proxy in accordance with the requirements of Rule 14a-8, we must receive notice of such stockholder proposal at our principal executive offices by July 4, 2023, or such notice will be considered untimely under Rule 14a-4(c)(1) of the Exchange Act, and our management will be able to vote proxies at its discretion with respect to such stockholder proposal.
The deadlines described above are calculated by reference to the date that this proxy statement was first distributed to stockholders. If we decide to hold the 2023 Annual Meeting more than 30 days before or after December 8, 2023 (i.e., the one-year anniversary date of the 2022 Annual Meeting), then the deadlines shall instead be a reasonable time before we begin to print and mail the proxy materials for the 2023 Annual Meeting. Upon determination by us that the date of the 2023 Annual Meeting will be advanced or delayed by more than 30 days from December 8, 2023, we will, in a timely manner, inform stockholders of such change and disclose the new deadline by which stockholder proposals must be received in Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or in a current report on Form 8-K, or if impracticable, by any means reasonably determined to inform stockholders.
Proposals should be delivered to Emmaus Life Sciences, Inc. To avoid controversy and establish timely receipt by the company, it is suggested that stockholders send any proposals by certified mail, return receipt requested.
WHERE YOU CAN FIND MORE INFORMATION
The company’s SEC filings are available to the public at the Internet site maintained by the SEC at http://www.sec.gov.
Copies of our SEC filings also are available on our website at http://www.emmausmedical.com and upon request. You should direct any requests to our company at the following address:
Emmaus Life Sciences, Inc.
Attention: Corporate Secretary
21250 Hawthorne Blvd., Suite 800
Torrance, California 90503

OTHER MATTERS
We do not expect any matters other than those set forth in this Proxy Statement to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, however, the holders of proxies solicited by this proxy statement will vote on such matters in accordance with the recommendation of our Board of Directors.

ANNEX A

AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
EMMAUS LIFE SCIENCES, INC.
Article IV of the Corporation's Restated Certificate of Incorporation shall be amended to add the following paragraph following the first paragraph of Section 4.B thereof:
“Upon the effectiveness of the Certificate of Amendment of the Restated Certificate of Incorporation adding this paragraph (the “Effective Time”), each five (5) to eight (8) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.001 per share, without any further action by the Corporation or the holder thereof, the exact ratio within the range of between one (1) for five (5) and one (1) for eight (8) to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation's exchange agent in lieu of such fractional share interests, upon receipt by the Corporation's exchange agent of any required transmittal letter properly completed and duly executed by the stockholder, and, where shares are held in certificated form, the surrender of the stockholder's Old Certificates (as defined below), in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing price (as adjusted to reflect the Reverse Stock Split) of our common stock as reported on the OTCQX or the Nasdaq Capital Market or NYSE American, as applicable, during the ten consecutive trading days ending on the second trading day immediately prior to the effective date of the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EMMA2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D92312-P82133-Z83737-Z83736

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EMMAUS LIFE SCIENCES, INC.

The Board of Directors recommends you vote FOR the following proposals:

	For All	Withhold All	For All Except
1. To elect the five nominees named in the proxy statement to our board of directors, to serve until the next annual meeting of stockholders or until their successors are duly qualified and elected or their earlier retirement, resignation or removal.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Yutaka Niihara, M.D., M.P.H.
02) Willis C. Lee
03) Wei Peu Derek Zen
04) Seah H. Lim, M.D., Ph.D.
05) Ian Zwicker

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

D92313-P82133-Z83737-Z83736

EMMAUS LIFE SCIENCES, INC.
Annual Meeting of Stockholders
December 8, 2022 2:00 P.M., Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Willis C. Lee and Yasushi Nagasaki, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EMMAUS LIFE SCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 P.M., Pacific Time, on December 8, 2022, virtually at www.virtualshareholdermeeting.com/EMMA2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side